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                                                                   EXHIBIT 10.32

                   AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
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       THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is entered into as of the 4th day of December, 1995 (the "Agreement"), by and between Frank M. Ward ("Ward") and CHICAGO MINIATURE LAMP, INC., an Oklahoma corporation (the "Company").

       WITNESSETH:

       WHEREAS, the parties hereto are parties to that certain Employment Agreement, dated December 1, 1994, whereby the Company agreed to employ Ward in the capacity of President and Chief Executive Officer and Ward agreed to be so employed (the "Employment Agreement");

       WHEREAS, Ward and the Company desire to amend and restate the Employment Agreement effective December 4, 1995; and

       WHEREAS, the terms, conditions and undertakings of this Agreement have been submitted to, and duly approved and authorized by, the Company's Board of Directors.

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

       1.  Executive Employment.  The Company agrees to employ Ward, and Ward
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agrees to be so employed, in the capacity of President and Chief Executive
Officer. Employment shall be for a term of three (3) years effective as of December 1, 1994 and terminating November 30, 1997 (the "Executive Employment").

       2.  Duties.  During the period of Executive Employment, Ward shall devote
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full time to such employment.  Ward shall perform duties customarily incident to the office of President and Chief Executive Officer and all other duties the Board of Directors may from time to time assign to him. Ward shall be entitled to annual vacations in a manner commensurate with his status as a principal executive, which shall not be less than the annual vacation period to which he is presently entitled.

       3.  Compensation.
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       a.  First year.  During the Company's fiscal year commencing December 1,
1994, the Company shall pay to Ward as compensation for his services the sum of $360,000. This amount shall be paid in equal monthly installments.

       b. Second year. During the Company's fiscal year commencing December 4, 1995, the Company shall pay to Ward as compensation for his services the sum of $250,000. This amount shall be paid in equal monthly installments.

       c. Third year. During the Company's fiscal year commencing December 1, 1996, the Company shall pay to Ward as compensation for his services the sum of $250,000. This amount shall be paid in equal monthly installments.
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       4.  Expenses.
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       a.  Reimbursement.  The Company shall reimburse Ward for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Ward shall present to the Company from time to time an itemized account of such expenses in any form required by the Company.

       b. Automobile. The Company recognizes Ward's need for an automobile for business purposes and, therefore, the Company shall provide Ward with an automobile, including all related maintenance, repairs, insurance, and other costs. The automobile and related costs shall be comparable to those which the Company presently provides Ward.

       5.  Disability.  If Ward becomes disabled during the period of his
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Executive Employment, his compensation shall continue at the same rate that it was on the date of such disability. If such disability continues for a continuous period of one (1) year, the Company, at its option, may thereafter, upon written notice to Ward or his personal representative, terminate his Executive Employment. For the purpose of this Agreement, disability shall mean mental or physical illness or condition rendering Ward incapable of performing his normal duties with the Company.

       6.  Employee benefits.  This Agreement shall not be in lieu of any
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rights, benefits and privileges to which Ward may be entitled as an employee of the Company under any retirement, pension, profit-sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted. Ward shall have the same rights and privileges to participate in such plans and benefits as any other employee during his Executive Employment.

       7.  Notices.  All notices required to be given hereunder shall be given
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in writing and delivered, personally or by certified mail, return receipt requested, postage pre-paid, addressed to the parties as follows:

       Chicago Miniature Lamp, Inc.
       500 Chapman Street
       Canton, Massachusetts 02021

       Frank M. Ward
       500 Chapman Street
       Canton, Massachusetts 02021

       8.  Governing law.  This Agreement shall be governed by and construed,
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interpreted and enforced in accordance with the laws of the State of Oklahoma.
In the event of a breach of this Agreement, venue for any legal proceedings shall be proper in the state or federal court in Tulsa County, Oklahoma.

       9.  Entire Agreement.  This Agreement contains the entire agreement
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between the parties hereto and supersedes all agreements previously made between the parties relating to the subject matter of this Agreement.

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       10. Modification.  This Agreement may be modified only by a written
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instrument executed by the parties hereto.

       11. Severability.  If any provision of this Agreement is determined to be
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invalid and/or unenforceable by a final decision of a court of competent jurisdiction, the offending provision shall be severed and the remainder of the Agreement shall survive and remain in full force and effect.

       12. Non-waiver.  No delay or failure by either party to exercise any
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right under this Agreement shall constitute a wavier of that or any other right.

       13. Binding effect.  This Agreement shall inure to the benefit of, and be
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binding upon, the Company, its affiliates, subsidiaries, successors and assigns.
In addition, this Agreement shall inure to the benefit of, and be binding upon Ward, his heirs, personal representatives, successors and assigns.

       14. Headings.  Headings used in this Agreement are for convenience only
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and shall not be used to interpret or construe its provisions.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

                                CHICAGO MINIATURE LAMP, INC.



                                By /s/ Frank M. Ward
                                  -----------------------------
                                 Frank M. Ward, President

                                       "Company"


                                /s/ Frank M. Ward
                                -------------------------------
                                Frank M. Ward

                                      "Ward"

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